EXHIBIT 10.1

AMENDMENT TO EMPLOYMENT AGREEMENT
THIS AMENDMENT TO EMPLOYMENT AGREEMENT (this “Amendment”) is dated as of February 25, 2025 (the “Amendment Effective Date”), by and among ChromaDex Corporation., a Delaware corporation (the “Company”), and Robert Fried, the undersigned individual (“Executive” and, together with the Company, the “Parties”), is intended to modify the Amended and Restated Executive Employment Agreement, dated as of June 22, 2018 (the “Employment Agreement”), by and between the Company and Executive. Any capitalized term not defined herein will have the meaning ascribed to such term in the Employment Agreement.
The Executive is employed as the Company’s Chief Executive Officer pursuant to the Employment Agreement.
The Parties desire to amend the Employment Agreement, as set forth below.
1.The Employment Agreement shall be amended to append the following as the last three sentences of Section 2.1 thereof:
“Effective as of January 1, 2025, Executive’s Base Salary shall be increased to
$650,000. As of the date of any change to the Base Salary, the Base Salary as so changed shall be considered the new Base Salary for all purposes of this Agreement. On the first payroll date following the Amendment Effective Date, subject to Executive’s continued employment with the Company on such Date, the Company shall pay (or cause to be paid) to Executive a single lump sum payment equal to the difference between (x) the $650,000 Base Salary rate for the period of time from January 1, 2025 through the Amendment Effective Date less (y) the amount actually paid to Executive as base salary from January 1, 2025 through the Amendment Effective Date.”
2.Section 2.2 of the Employment Agreement shall be deleted and replaced in its entirety with the following:
“Commencing with fiscal year 2025, Executive will be eligible to earn annual incentive compensation (the “ Performance Bonus ”), based on the achievement of individual and corporate performance targets and metrics to be determined and approved by the Board or the Compensation Committee thereof after reasonable consultation with Executive. Executive’s target Performance Bonus opportunity shall be 75% of Base Salary for the applicable year (based on performance achievement at the 100% level), with a maximum Performance Bonus opportunity of 112.5% of Base Salary (based on performance achievement at the 150% level) and a threshold Performance Bonus opportunity of 37.5% of Base Salary (based on performance achievement at the 75% level), with payout for performance to be interpolated on a straight-line basis between threshold and target and between target and maximum. For the avoidance of doubt, Executive will not be eligible to receive a Performance Bonus for an applicable year in the event of performance achievement below the 75% level. The Performance Bonus, if earned, will be paid on an annual basis, less standard payroll deductions and withholdings, after the close of the fiscal year and after determination by the Board

(or the Compensation Committee thereof) of the level of achievement of the applicable performance targets and metrics and the level of the bonus amount, but not later than March 15 of the following calendar year. No Performance Bonus amount is guaranteed and, in addition to the other conditions for earning such Performance Bonus, Executive must remain an employee in good standing of the Company on the scheduled annual Performance Bonus payment date in order to earn any Performance Bonus, except as otherwise provided in Section 7 herein.”
Except as expressly hereby amended, the Employment Agreement will remain in full force and effect in accordance with the terms thereof. To the extent a conflict arises between the terms of the Employment Agreement and this Amendment, the terms of this Amendment will prevail.

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EXECUTIVE
/S/ ROBERT FRIED
Name: Robert Fried

CHROMADEX CORPORATION
BY: /S/ OZAN PAMIR
Name: Ozan Pamir
Title: CFO

[Signature Page to Amendment to Employment Agreement – February 25, 2025]